Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 25, 2024, with respect to the consolidated financial statements of Aerovate Therapeutics, Inc. and subsidiary, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California
January 22, 2025